Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 30, 2025, is entered into between, on the one hand, OMNIQ Corp., a Delaware corporation (“Parent”), Quest Marketing, Inc., an Oregon corporation, HTS Image Processing, Inc., a Delaware corporation, OmniQ Vision Inc., a Delaware corporation, HTS Image Ltd, a company domiciled in Israel, OmniQ Technologies Ltd, a company domiciled in Israel and Dangot Computers, Ltd, a company domiciled in Israel (collectively, the “Subsidiaries”, the Subsidiaries together with Parent, “Sellers” and each, a “Seller”), and, on the other hand, Summit Junction Holdings LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, OMNIQ Corporation owns, directly or indirectly, 100% of the issued and outstanding equity of the Subsidiaries;

WHEREAS, the Sellers own and operate, among other businesses, an integrated hardware, software, and automation solutions business specializing in barcode and RFID labeling, mobile and wireless equipment and printing systems (the “Transferred Business”); and

WHEREAS, Sellers wish to sell and assign to Buyer, and Buyer wishes to purchase and assume from Sellers, substantially all the assets, and certain specified liabilities, of the Transferred Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Sellers, all of Sellers’ right, title, and interest in, to, and under all of the tangible and intangible assets, properties, and rights of every kind and nature and wherever located (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Transferred Business (collectively, the “Purchased Assets”), including the following:

(a) all cash and cash equivalents;

(b) all accounts receivable held by Sellers related to the Transferred Business (“Accounts Receivable”);

(c) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Transferred Business (“Inventory”);

(d) all Contracts (the “Assigned Contracts”) set forth on Section 1.01(d) of the disclosure schedules attached hereto (the “Disclosure Schedules”). The term “Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones, and other tangible personal property set forth on Section 1.01(e) of the Disclosure Schedules(the “Tangible Personal Property”);

(f) any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: all (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) registered and unregistered trademarks, service marks, trade dress, logos, Internet domain names, trade names and company or organizational names together with all goodwill associated therewith; (iii) registered and unregistered copyrights and copyrightable works and mask works; (iv) all registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential information (including ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, databases, tools, methods, processes, techniques, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information); (vi) computer software and software systems (including data, databases and related documentation), operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; (vii) social media and email accounts, user names and passwords (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, phone numbers and all content and data thereon or relating thereto, whether or not copyrightable; and (viii) all income, royalties, rights (including all of Seller’s right and interest in and to any potential claim), damages and payments due or payable, with respect to (i)-(vii) (collectively, “Intellectual Property”);

(g) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums, and fees (including any such item relating to the payment of Taxes) relating to the Purchased Assets;

(h) all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties to the extent related to any Purchased Assets;

(i) all insurance benefits, including rights and proceeds, arising from or relating to the Transferred Business, the Purchased Assets, or the Assumed Liabilities;

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(j) originals or, where not available, copies, of all books and records, including books of account, ledgers, and general, financial, and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records, and data (including all correspondence with any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court, or tribunal of competent jurisdiction (collectively, “Governmental Authority”)), sales material and records, strategic plans and marketing, and promotional surveys, material, and research (“Books and Records”);

(k) all goodwill and the going concern value of the Purchased Assets and the Transferred Business; and

(l) the assets, properties, and rights specifically set forth on Section 1.01(l) of the Disclosure Schedules.

Section 1.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the assets, properties, and rights specifically set forth on Section 1.02 of the Disclosure Schedules (collectively, the “Excluded Assets”).

Section 1.03 Assumed Liabilities.

(a) Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform, and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(i) all trade accounts payable of Sellers to third parties in connection with the Transferred Business that remain unpaid and are not delinquent as of the Closing Date;

(ii) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business, and do not relate to any failure to perform, improper performance, warranty, or other breach, default, or violation by Sellers on or prior to the Closing; and

(iii) those Liabilities of Sellers set forth on Section 1.03(a)(iii) of the Disclosure Schedules.

For purposes of this Agreement, “Liabilities” means liabilities, obligations, or commitments of any nature whatsoever (including with respect to Taxes), whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise.

(b) Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform, or discharge any Liabilities of Sellers or any of their respective Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Excluded Liabilities shall include, but not be limited to,

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(i) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(ii) any Liability for (i) Taxes of Sellers (or any equity owner or Affiliate of Seller) or relating to the Transferred Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to this Agreement; or (iii) other Taxes of Seller (or any equity owner or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(iii) any Liabilities relating to or arising out of the Excluded Assets;

(iv) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Transferred Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(v) any warranty, product Liability or similar claim, including for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller;

(vi) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller;

(vii) any Liabilities of Seller arising under or in connection with any plan providing benefits to any present or former employee of Seller;

(viii) any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

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(ix) any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(x) any trade accounts payable of Seller (i) to the extent not accounted for on the Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(xi) any Liabilities of the Transferred Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Transferred Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(xii) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

(xiii) any Liabilities under Contracts that are not Assigned Contracts, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(xiv) any Liabilities associated with debt, loans or credit facilities of Seller and/or the Transferred Business owing to financial institutions;

(xv) any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order; and

(xvi) those Liabilities of Sellers set forth on Section 1.03(b) of the Disclosure Schedules.

For purposes of this Agreement: (i) “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person; and (ii) the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

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Section 1.04 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $65.0 million (plus the right set forth in Section 1.04(c)) (the “Purchase Price”), which shall be comprised of:

(a) the assumption of $55.0 million in Assumed Liabilities; and

(b) In the event that Buyer enters into an agreement to sell all of the capital stock of Buyer or substantially all of its assets, which includes the Transferred Business (a “Sale”), within 18 months of the date hereof, the Sellers shall have a right of first refusal to effectuate such purchase on the same terms, and such purchase shall include Buyer deeming satisfied the Promissory Note (as defined herein). In the event that the Sellers do not exercise such right and the Buyer consummates the Sale for a purchase price in excess of $100,000,000 within 18 months of the date hereof, the Buyer shall pay the Sellers $10,000,000 of such Sale consideration, less the balance of obligations due on the Promissory Note. In the event that Summit consummates an initial public offering (an “IPO) at a valuation in excess of $100,000,000, then Summit shall issue the Sellers common stock of Buyer having a valuation of $10,000,000 based on the IPO valuation, less the balance of obligations due on the Promissory Note.

Section 1.05 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth on Section 1.05 of the Disclosure Schedules (the “Allocation Schedule”). The Allocation Schedule shall be prepared by Buyer in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and Sellers shall file all returns, declarations, reports, information returns and statements, and other documents relating to Taxes (including amended returns and claims for refund) (“Tax Returns”) in a manner consistent with the Allocation Schedule. Buyer and Seller agree Sellers’ Accounting Firm shall prepare the first tax return for Buyer at Sellers’ expense, to ensure alignment with this Agreement and suggest any strategies for the parties to adjust if mutually agreed, and Buyer will have sole right to adjust the Purchase Price Allocation in connection therewith.

Section 1.06 Withholding Tax. Upon notice to Sellers, Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law, including without limitation, pursuant to Sections 6045 or 897 of the Code. All such withheld amounts shall be treated as delivered to Sellers hereunder.

Section 1.07 Third-Party Consents. To the extent that Sellers’ rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers, at their expense, shall use reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Sellers, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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ARTICLE II CLOSING

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), to be effective at 12:01am PT on the date hereof. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) a bill of sale in form and substance satisfactory to Buyer and Sellers (the “Bill of Sale”) and duly executed by Sellers, transferring the Tangible Personal Property included in the Purchased Assets to Buyer;

(ii) an assignment and assumption agreement in form and substance satisfactory to Buyer and Sellers (the “Assignment and Assumption Agreement”) and duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iii) an assignment in form and substance satisfactory to Buyer (the “Intellectual Property Assignments”) and duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Intellectual Property to Buyer;

(iv) the Transition Services Agreement in form and substance satisfactory to Buyer (the “Transition Services Agreement”) and duly executed by Seller;

(v) the License Agreement (the “License Agreement”) and duly executed by Seller;

(vi) a certificate of the Secretary (or equivalent officer) of each Seller certifying as to (A) the resolutions of the board of directors or board of managers and, if applicable, the shareholders or members of each Seller, which authorize the execution, delivery, and performance of this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignments, the Transition Services Agreement, the License Agreement and the other agreements, instruments, and documents required to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of each Seller authorized to sign this Agreement and the other Transaction Documents;

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(vii) evidence satisfactory to Buyer of the release of the liens evidenced by UCC File No. 93759385, originally filed January 8, 2024, in favor of Prestige Capital Finance, LLC as secured party;

(viii) payment to Buyer, in immediately available funds, via wire, of all Buyer Transaction Expenses accrued as of the Closing, less $100,000.00; and

(ix) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) a Promissory Note of Buyer, as lender, in favor of Parent, as borrower, in the principal aggregate amount of $10,000,000.00, in the form set forth on Exhibit A (the “Promissory Note”);

(ii) the Assignment and Assumption Agreement duly executed by Buyer;

(iii) the Intellectual Property Assignments duly executed by Buyer;

(iv) the Transition Services Agreement duly executed by Buyer; and

(v) the License Agreement duly executed by Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants, jointly and severally, with respect to itself and each other Seller, to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Sellers. Each Seller is duly organized and validly existing. Each Seller (other than any Seller domiciled in Israel) is in good standing under the Laws of its state of organization. Each Seller has full corporate or company, as applicable, power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or company, as applicable, board, and shareholder or other equity holder, as applicable, action on the part of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of each Seller enforceable against each Seller in accordance with their respective terms.

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Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Sellers of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws, or other governing documents of Sellers; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Sellers, the Transferred Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Sellers are a party or by which Sellers or the Transferred Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Purchased Assets, other than Encumbrances related to an Assumed Liability.

Section 3.03 Financial Statements. Complete copies of the financial statements consisting of the balance sheet of Sellers as of December 31 in each of the years ending December 31, 2022, 2023 and 2024 and the related statements of income and retained earnings, shareholders’ equity, and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles in effect in the United States from time to time, applied on a consistent basis throughout the period involved. The Financial Statements fairly present the financial condition of the Transferred Business as of the respective dates they were prepared and the results of the operations of the Transferred Business for the periods indicated. The balance sheet of the Transferred Business as of March 31, 2025 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.

Section 3.04 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Transferred Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.05 Absence of Certain Changes, Events, and Conditions. Since the Balance Sheet Date, the Transferred Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Transferred Business; or (b) the value of the Purchased Assets.

Section 3.06 Assigned Contracts. Each Assigned Contract is valid and binding on Sellers in accordance with its terms and is in full force and effect. Neither Sellers nor, to any Seller’s knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Assigned Contract. No event or circumstance has occurred that would constitute an event of default under any Assigned Contract or result in a termination thereof. Complete and correct copies of each Assigned Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Buyer. There are no disputes pending or threatened under any Assigned Contract.

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Section 3.07 Title to Purchased Assets. Sellers have good and valid title to all the Purchased Assets, free and clear of Encumbrances, other than Encumbrances related to an Assumed Liability.

Section 3.08 Condition and Sufficiency of Assets. Each item of Tangible Personal Property is structurally sound, is in good operating condition and repair, and is adequate for the uses to which it is being put, and no item of Tangible Personal Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets are sufficient for the continued conduct of the Transferred Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property, and assets necessary to conduct the Transferred Business as currently conducted. None of the Excluded Assets are material to the Transferred Business.

Section 3.09 Intellectual Property.

(a) Sellers are the sole and exclusive legal and beneficial, and record, owner of all right, title, and interest in and to the Intellectual Property, and have the valid and enforceable right to use all Intellectual Property used in or necessary for the conduct of the Transferred Business as currently conducted, in each case, free and clear of all Encumbrances.

(b) All registrations, assignments and other instruments necessary to establish, record, and perfect Sellers’ ownership interest in the Intellectual Property have been validly executed, delivered, and timely filed with the relevant Governmental Authorities and authorized registrars and are in full force and effect.

(c) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, the Buyer’s right to own or use any Intellectual Property. Immediately following the Closing, all Intellectual Property related to the Transferred Business will be owned by Buyer, other than such Intellectual Property licensed pursuant to the License Agreement, which shall be licensed to the Buyer.

(d) Sellers have taken all necessary steps to maintain and enforce the Intellectual Property and to preserve the confidentiality of all trade secrets included therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

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(e) The conduct of the Transferred Business as currently and formerly conducted and as proposed to be conducted, including the use of the Intellectual Property in connection therewith, and the products, processes, and services of the Transferred Business have not infringed, misappropriated, or otherwise violated and will not infringe, misappropriate, or otherwise violate the rights of any Person. To the Seller’s knowledge, no Person has infringed, misappropriated, or otherwise violated any of Sellers’ rights in the Intellectual Property.

Section 3.10 Accounts Receivable. The Accounts Receivable: (a) have arisen from bona fide transactions entered into by Sellers involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Sellers not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) are collectible in full within ninety (90) days after billing.

Section 3.11 Legal Proceedings; Governmental Orders. Other than as set forth on Section 3.11 of the Disclosure Schedules, there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Sellers’ knowledge, threatened against or by Sellers: (i) relating to or affecting the Transferred Business, the Purchased Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no Governmental Orders against, relating to, or affecting the Business or the Purchased Assets.

Section 3.12 Compliance with Laws. Sellers are in compliance with all Laws, including without limitation such Laws that are applicable to the conduct of the Transferred Business as currently conducted or the ownership and use of the Purchased Assets. All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities required for Sellers to conduct the Transferred Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers, are valid and in full force and effect.

Section 3.13 Taxes. Other than as set forth on Section 3.13 of the Disclosure Schedules, all Taxes due and owing by Sellers have been, or will be, timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Sellers. All Tax Returns required to be filed by Sellers for any tax periods prior to Closing have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete, and correct in all respects. The term “Taxes” means all federal, state, local, foreign, and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, property (real or personal), customs, duties, or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions, or penalties with respect thereto.

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Section 3.14 Related Party Transactions. There are no Contracts or other arrangements involving the Transferred Business in which Sellers, its Affiliates, or any of its or their respective directors, officers, or employees or any immediate family members thereof is a party, has a financial interest, or otherwise owns or leases any Purchased Asset.

Section 3.15 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

Section 3.16 Insurance. To Sellers’ knowledge, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. To Sellers’ knowledge, all such policies are in full force and effect, are enforceable in accordance with their terms and will continue in full force and effect through and immediately after the Closing, and are concerning such casualties as would be reasonable and customary for companies like the Sellers. All premiums due under such policies have been paid in full. No Seller has received a notice of cancellation of any such policy or of any material changes that are required in the conduct of the insured’s business as a condition to the continuation of coverage under, or renewal of, any such policy. To Sellers’ knowledge, there is no existing default or event which, with or without the giving of notice or the lapse of time or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy.

Section 3.17 Full Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

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Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of formation or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE V

COVENANTS

Section 5.01 Confidentiality. From and after the Closing, Sellers shall, and shall cause each of their respective Affiliates to, hold, and shall use their reasonable best efforts to cause its or their respective directors, officers, employees, consultants, counsel, accountants, and other agents (“Representatives”) to hold, in confidence any and all information, whether written or oral, concerning the Transferred Business, except to the extent that Sellers can show that such information: (a) is generally available to and known by the public through no fault of Sellers, any of its Affiliates, or their respective Representatives; or (b) is lawfully acquired by Sellers, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If Sellers or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed as determined in good faith by collaboration between counsel for Buyer and Sellers, provided that Sellers shall use reasonable best efforts to obtain as promptly as possible an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.02 Non-Competition; Non-Solicitation.

(a) Sellers acknowledges the competitive nature of the Transferred Business and accordingly agree, in connection with the sale of the Purchased Assets, including the goodwill of the Transferred Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Transferred Business (the “Restricted Business”) in any geographic area in which Buyer is conducting the Transferred Business or has made tangible plans to conduct the Transferred Business (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant; or (iii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Transferred Business (including any existing or former client or customer of Sellers and any Person that becomes a client or customer of the Transferred Business after the Closing), or any other Person who has a material business relationship with the Transferred Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Sellers may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own five percent (5%) or more of any class of securities of such Person.

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(b) During the Restricted Period, Sellers shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Transferred Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 5.02(b) shall prevent Sellers or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one year from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) At all times after the date of this Agreement, neither Seller nor any of its Affiliates will undertake or engage in any publication or any type of communications, oral or written, of a defamatory or disparaging statement or nature pertaining to Buyer, or any Affiliate or Representative of Buyer, their respective businesses or the Purchased Assets.

(d) Sellers acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Sellers acknowledge that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 5.02 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

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Section 5.03 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.04 Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of Sellers to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be borne equally by Buyer, on the one hand, and Sellers, on the other hand.

Section 5.05 Receivables. From and after the Closing, if Sellers or any of its Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or its Affiliate shall remit such funds to Buyer within five (5) days after its receipt thereof. From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five (5) business days after its receipt thereof.

Section 5.06 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Sellers when due. Sellers shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 5.07 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.08 CBP Fee. Within 45 days following each fiscal quarter, Sellers shall pay Buyer 30% of the Net Contract Proceeds for the applicable prior fiscal quarter. “Net Contract Proceeds” means the gross invoice price of sales or other dispositions to or for the benefit of the United States Customs and Border Protection (or its successor) in the prior fiscal quarter related to Sellers’ or its Affiliates’ biometric entry-exist system, less all taxes, tariffs, government charges, freight, shipping, handling, insurance charges, credits (arising from returns or other adjustments), discounts, rebates, or allowances of any kind actually incurred. Net Contract Proceeds do not include sales or transfers by Buyer to its Affiliates for resale; provided that the Net Sales calculation will include the amounts invoiced by such Affiliate on the resale of such products.

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ARTICLE VI

INDEMNIFICATION

Section 6.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twenty four (24) months from the Closing Date; provided, that the representations and warranties in (i) Sections 3.01, 3.02, 3.06, 3.07, 3.09, 3.12, 3.14, 3.15 and 3.16 shall survive indefinitely, and (ii) Section 3.13 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All claims arising from fraud shall survive closing indefinitely. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 6.02 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Sellers, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Sellers pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto;

(c) any Excluded Asset or any Excluded Liability, and any claims related thereto, including but not limited to the failure of Buyer to satisfy the Assumed Liability; or

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(d) any Third-Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Sellers or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third-Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

The rights of the Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that the Buyer may have acquired, or could have acquired, whether before or after the closing date, nor by any investigation or diligence by the Buyer or its Affiliates or representatives. Sellers hereby acknowledge that, regardless of any investigation made (or not made) by or on behalf of the Buyer, and regardless of the results of any such investigation, the Buyer has entered into this transaction in express reliance upon the representations and warranties of the Sellers made in this Agreement..

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, from and after Closing, Buyer shall indemnify and defend each Seller and its Affiliates and their respective Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or

(c) any Assumed Liability and any claims related thereto, including but not limited to the failure of Buyer to satisfy the Assumed Liability.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed). Each Sellers’ obligations to indemnify, contribute, defend and otherwise shall be joint and several. Notwithstanding anything in this Agreement to the contrary, any Losses for which Buyer is entitled to indemnification shall be applied in reduction of amounts due from Buyer to any Seller under this Agreement.

Section 6.05 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, Sellers shall pay all accounting and legal fees of Buyer and its Affiliates in connection with the transactions contemplated hereby (collectively, the “Buyer Transaction Expenses”).

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02) on the signature page hereto.

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits, and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

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Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case embracing the City of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized representatives.

SELLERS:

OMNIQ CORP.
QUEST MARKETING, INC.
HTS IMAGE PROCESSING, INC. OMNIQ VISION INC.
HTS IMAGE LTD.
OMNIQ TECHNOLOGIES LTD
DANGOT COMPUTERS, LTD

By:	/s/ Shai Lustgarten
Name:	Shai Lustgarten
Title:	Chief Executive Officer

BUYER:

SUMMIT JUNCTION HOLDINGS LLC

By:	/s/ Summit Junction Holdings LLC

[Signature Page to Asset Purchase Agreement]